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                                                                  EXHIBIT 10.1

                          ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, effective September 1, 2000, by and among MICROTEL INTERNATIONAL, INC., Delaware corporation ("MicroTel"), CXR TELCOM CORPORATION, a Delaware corporation ("CXR"), a wholly-owned subsidiary of MicroTel; and T-COM, LLC ("T-Com"), a Delaware limited liability company, with reference to the following RECITALS:

     A. T-Com is engaged in the business of the manufacture and sale of telecommunications test equipment (the "Business").

     B. Subject to the terms and conditions hereinafter set forth, T-Com desires to sell and CXR desires to purchase the Business, its operations, and all of the Assets of T-Com used therein.

     NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  PURCHASE AND SALE

     1.1  AGREEMENT TO SELL. At the Closing hereunder (as defined in Section
2.1 hereof) and except as otherwise specifically provided in Section 1.3, T-Com shall grant, sell, convey, assign, transfer and deliver to CXR, all right, title and interest of T-Com in and to (a) the Business as a going concern, (b) the name "T-Com", (c) all purchase orders and accounts receivable, and (d) all of the assets, properties and rights of T-Com constituting the Business or used therein, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated (which Business, name, goodwill, assets, properties and rights are herein sometimes called the "Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

     1.2 INCLUDED ASSETS. The Assets shall include without limitation the following assets, properties and rights of T-Com used directly or indirectly in the conduct of, or generated by or constituting, the Business, except as otherwise expressly set forth in Section 1.3 hereof:


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     (a)  all machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, goods, and other tangible personal property used in the Business;

     (b) all cash in all of T-Com's bank accounts, except for the Excluded Account (as defined herein);

     (c)  all receivables;

     (d) all prepaid items, unbilled costs and fees, and accounts, notes and other receivables;

     (e) all supplies, raw materials, work-in-process, finished goods and other inventories;

     (f) to the extent permitted by applicable law, all rights under any written or oral contract, agreement, lease, plan, instrument, registration, license, certificate of occupancy, operating permit or other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization;

     (g) all right, title and interest of T-Com in, to and under all purchase orders;

     (h) all rights under any written or oral distribution, dealer, sales agency or sales representative agreements;

     (i)  all of T-Com's right, title and interest in and to the name "T-Com";

     (j) all rights under any trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor;

     (k) all technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property used in the Business or under development;

     (l) all rights in action arising out of occurences before or after the Closing, including without limitation all rights under express or implied warranties relating to the Assets; and

     (m) all information, files, records, data, plans, contracts and recorded knowledge, including customer and supplier lists, related to the foregoing.

     1.3 EXCLUDED ASSETS. Notwithstanding the foregoing, the Assets shall not include any of the following (the "Excluded Assets"):


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     (a)  the seal, articles of organization, limited liability company operating agreement, minute books, stock books, tax returns, books of account or other records having to do with the organisation of T-Com as a limited liability company;

     (b) the rights which accrue or will accrue to T-Com LLC under this Agreement; and

     (c) T-Com's bank account at Morgan Stanley Dean Witter, account number A112129057, together with all of the cash held therein (the "Excluded Account"); and

     (d) the rights to any of T-Com's claims for any federal, state, local, or foreign tax refunds.

     1.4 AGREEMENT TO PURCHASE. At the Closing hereunder, CXR shall purchase the Assets from T-Com in exchange for the purchase price payable under
Section 1.5 and assumption of the liabilities and obligations of T-Com as provided in Section 1.8 of this Agreement. Except as specifically provided in
Section 1.8 hereof, neither CXR for MicroTel shall assume or be responsible for any liabilities or obligations of T-Com or any liabilities or obligations of the Business which arise prior to the Closing Date (as defined in Section 2.1).

     1.5 PURCHASE PRICE. The purchase price payable by CXR for the Assets (the "Purchase Price"), subject to adjustment as provided in Section 1.7 below, shall be shares of MicroTel preferred stock and warrants exercisable for shares of common stock as follows:

     (a) One hundred and fifty thousand (150,000) Series B Convertible Preferred Shares (the "Preferred Shares") of MicroTel. The Preferred Shares shall be convertible into common shares of MicroTel in three (3) equal lots of 50,000 shares at the end of six (6), twelve(12), and eighteen (18) months, respectively, following the Closing Date, at a conversion rate of ten (10) shares of MicroTel common stock for each Preferred Share. The conversion rights shall be cumulative, with all 150,000 Preferred Shares being convertible after eighteen (18) months. The Preferred Shares shall have a liquidation preference of $6.40 per share and have no divided rights. The relative rights and preferences of the Preferred Shares shall be set forth in a Certificate of Designation in the form attached hereto as Exhibit A; and

     (b) Warrants exercisable for 250,000 shares of MicroTel common stock at an exercise price of $1.25 per share for a period of twenty-four (24) months following the Closing Date (the "Warrants"). The Warrants shall provide for a cashless exercise feature, and shall be evidenced by a warrant agreement substantially in the form attached hereto as Exhibit B.

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         1.6  PAYMENT OF PURCHASE PRICE.  As consideration for the Assets, on the Closing Date CXR will:

         (a) Deliver to Gallagher, Briody & Butler as Escrow Agent (the "Escrow Agent") 75,000 Preferred Shares of MicroTel which shall be held by the Escrow Agent pursuant to the terms set forth in the Escrow Agreement attached hereto as Exhibit C, for a period of six (6) months after the Closing Date (the "Escrowed Shares"), such Escrowed Shares to be use for payment of any adjustments to be made to the Purchase Price pursuant to
Section 1.7 and any right of set off pursuant to Section 6.4 hereof; and

         (b) Deliver to T-Com 75,000 Preferred Shares of MicroTel and all of the Warrants.

         1.7 CLOSING ADJUSTMENTS. (a) Within thirty days after the Closing Date, a Balance Sheet of the Assets of the Business acquired pursuant to this Agreement as of August 31, 2000 (the "Closing Balance Sheet") and a computation of the accounts receivable shall be prepared by T-Com and CXR. The total net tangible assets (total assets less intangible assets, less current liabilities, less long term liabilities) set forth on the Closing Balance Sheet shall be no less than One Million Dollars ($1,000,000) and the aggregate of all cash, returnable deposits and accounts receivable having an aging of not more than 90 days from the date of billing shall be Four Hundred and Ninety Thousand Dollars ($490,000). The Closing Balance Sheet shall be prepared using the same accounting methods and practices consistently employed by T-Com in connection with the preparation of Estimated Balance Sheet (as defined in Section 3.4). Any dispute as to the amount and calculation shall be resolved pursuant to the procedures set forth in paragraph (c) of this Section.

           (b) (i) In the event that the Closing Balance Sheet indicates that the total net tangible assets is less than $1,000,000, or the amount of all cash, returnable deposits and accounts receivable having an aging of not more than 90 days from the date of billing is less that $490,000, CXR shall be entitled to an adjustment to the Purchase Price in an amount equal to such difference. The adjustment shall be made by delivering to CXR the number of Preferred Shares equal in value to such adjustment as of the Closing Date and held in escrow pursuant to the terms of the Escrow Agreement; and

              (ii) In the event that more than five percent (5%) of the accounts receivable remain uncollected at the end of six (6) months following the Closing Date (the "Uncollected Receivables"), CXR shall be entitled to an adjustment in Purchase Price in an amount equal to the amount of the uncollected accounts receivable. The adjustment shall be made by delivering to CXR the number of Preferred Shares equal in value to such adjustment as of the Closing Date and held in escrow pursuant to terms of the Escrow Agreement. If and when such an adjustment is made and upon

                                  -4-

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         delivery of the Preferred Shares to CXR, CXR shall transfer all rights to the Uncollected Receivables to T-Com and make no further claim thereto.

           (c) If at the end of 10 days following the completion of the Closing Balance Sheet T-Com and CXR shall have failed to agree upon the total net tangible assets or the aggregate of all cash, returnable deposits and accounts receivable having an aging of not more than 90 days from the date of billing, or T-Com and CXR have failed to prepare the Closing Balance Sheet within 30 days after the Closing Date, the matter shall be submitted to arbitration within 30 days unless the parties agree in writing to extend such 30 day period in an attempt to negotiate a settlement. The arbitrator (the "Arbitrator") shall be one of the nationally recognized accounting firms mutually agreed upon by T-Com and CXR. If T-Com and CXR fail to agree upon the selection of the Arbitrator within 20 days following expiration of the 30 day period, an Arbitrator shall be selected in accordance with the rules of the American Arbitration Association. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect, and the Arbitrator's decision shall be final and binding upon the parties in all respects and shall not be appealable to any court.
         As part of the decision and award, the Arbitrator shall assess the costs and expenses of the arbitration (including reasonable attorneys' fees of the prevailing party) against the non-prevailing party.

         1.8 ASSUMPTION OF LIABILITIES. At the Closing hereunder CXR shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of T-Com:

         (a) all liabilities and obligations of T-Com reflected on the July 31, 2000 Balance Sheet (as defined in Section 3.4); or which arise or have arisen in the ordinary course of business since July 31, 2000 in respect of the Business which remain unpaid and undischarged on the Closing Date; and

         (b) all liabilities and obligations of T-Com in respect of all contracts of T-Com disclosed to CXR which relate to the Business including, but not limited to obligations to provide normal customer service and warrant obligations to existing accounts for products shipped prior to the Closing Date.

         In no event, however, shall CXR or MicroTel assume or incur any liability or obligation under this Section 1.8 or otherwise in respect of any of the following:

         (t) any liability whatsoever to Imperial Bank in relation to the revolving and term loans made to T-Com on or about June 9, 1998 (the "Loans"), including any accrued and unpaid interest and all other fees or costs associated therewith;

                                   -5-

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         (u) any federal, state or local income or other tax (i) payable with respect to the Business, assets, properties or operations of T-Com or its members or any affiliated entity for any period prior to the Closing Date, or (ii) incident to or arising as a consequence of the negotiation or consummation by T-Com, or by any of its members or any member of any affiliated group of which T-Com is a member, of this Agreement and the transactions contemplated hereby;

         (v) any liability or obligation under or in connection with the Excluded Assets;

         (w) any liabilities of T-Com to its members or any of its affiliated companies;

         (x) except for any liability assumed pursuant to 1.8 (a), any liability or obligation arising prior to or as a result of the Closing to any employees, agents, independent contractors or sales representatives of T-Com, whether or not employed by CXR after the Closing;

         (y) except for CXR's responsibility to pay for its own cost of legal fees incurred to prepare purchase and sale documents, any liability or obligation of T-Com arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transaction contemplated hereby and fees and expenses of counsel, accountants and other experts; or

         (z) any liability or obligation of T-Com to pay a brokerage or finder's fee or commission.

         1.9 ALLOCATION OF PURCHASE PRICE. CXR and T-Com shall negotiate in good faith prior to the Closing Date and determine the allocation of the consideration paid by CXR for the Assets. Each party hereto agrees (i) that any such allocation shall be consistent with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended and the regulations thereunder, (ii) to complete jointly and to file separately all necessary forms with its federal income tax return consistent with such allocation for the tax year in which the Closing Date occurs and (iii) that such party will not take a position on any income, transfer or gains tax return, before any governmental or regulatory authority charged with the collection of any such tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other parties.


2.   CLOSING

         2.1 TIME AND PLACE OF CLOSING. The closing of the sale and purchase of the Assets (the "Closing") shall take place at a time mutually agreed to by the parties hereto on or before September 20, 2000 at such place and in such manner as may be mutually agreed upon by CXR, MicroTel and T-Com, provided that the parties agree the Closing shall be effective as of September 1, 200. The date of the Closing is referred to herein as the "Closing Date."

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    2.2  ITEMS TO BE DELIVERED AT CLOSING. At the Closing:

    (a)  CXR and MicroTel shall deliver to T-Com:

         (i)      the certificates representing 75,000 Preferred Shares;

         (ii)     the Warrants;

         (iii) an executed counterpart of an assignment and assumption agreement substantially in the form of Exhibit D attached hereto (the "Bill of Sale, Assignment and Assumption Agreement");

         (iv) an option of counsel substantially in the form of Exhibit E attached hereto;

         (v) a Secretary's Certificate for each CXR and MicroTel substantially in the form of Exhibit F attached hereto evidencing the approval of the transactions contemplated herein;

         (vi) a certificate of an executive officer of each of CXR and MicroTel attesting to the accuracy of the representations and warranties of CXR and MicroTel substantially in the form of Exhibit G attached hereto; and

         (vii) such other documents or instruments as T-Com may reasonably require.

    (b)  T-Com shall deliver to CXR and MicroTel:

         (i)      a bill of sale in customary form:

         (ii) a copy of the Settlement Agreement and Release between T-Com and Imperial Bank substantially in the form of Exhibit H, which agreement and release shall be in full force and effect as of the Closing;

         (iii) consents for the assignment of all agreements requiring consent relating to all leased real property and equipment utilized in the Business;

         (iv) the Estimated Balance Sheet (as defined in Section 3.4) as of August 31, 2000 showing total net tangible assets (total assets less intangible assets, less current liabilities, less term liabilities) to be no less than One Million Dollars ($1,000,000) and the aggregate of all cash, returnable deposits and accounts receivable having an aging of not more than 90


                                      -7-
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                  days from the date of billing to be Four Hundred and Ninety
                  Thousand Dollars ($490,000):

         (v)      an investor representation letter from T-Com in the form of
                  Exhibit I attached hereto;

         (vi) an executed counterpart of the Bill of Sale, Assignment and Assumption Agreement;

         (vii) an opinion of counsel substantially in the form of Exhibit J attached hereto;

         (viii) a certificate of the managing member of T-Com in the form of Exhibit K attached hereto evidencing approval of the transactions contemplated herein;

         (ix) a certificate of an officer of T-Com attesting to the accuracy of T-Com's representations and warranties contained herein substantially in the form of Exhibit L attached hereto; and

         (x) such other documents or instruments as CXR and MicroTel may reasonably require.

   (c) CXR, MicroTel, T-Com and the Escrow Agent shall execute the Escrow Agreement and CXR shall deliver to the Escrow Agent 75,000 Preferred Shares to be held in escrow pursuant to the terms of the Escrow Agreement.

   2.3 DELIVERY OF POSSESSION. At the Closing, T-Com shall make available to CXR all of the cash, accounts receivable, contracts, licenses, customer lists and all other documents, books, records, papers, files and data belonging to T-Com that are part of the Assets or relate thereto; and, simultaneously with such delivery, all such steps shall be taken as may be required to put CXR in actual possession and operating control of the Assets. T-Com shall execute and deliver such further documents and instruments as CXR may reasonably request in order to cause full possession and control of all of the Assets and of all other things and matters pertaining to the operation of the Business to be transferred and delivered to CXR.

   2.4 THIRD PARTY CONSENTS. To the extent that T-Com's rights under any agreement, contract, commitment, lease, or other Asset to be assigned to CXR hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and T-Com, at its expense, shall use its best efforts to obtain any such required consents as promptly as possible. If any such consent shall

                                      -8-
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not be obtained or if any attempted assignment would be ineffective or would impair CXR's rights under the Asset in question so that CXR would not in effect acquire the benefit of all such rights, T-Com, to the maximum extent permitted by law and the Asset, shall act after the Closing as CXR's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with CXR in any other reasonable arrangement designed to provide such benefits to CXR.

   2.5 FURTHER ASSURANCES. T-Com from time to time after the Closing, at CXR's request, will execute, acknowledge and deliver to CXR such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as CXR may reasonably require in order to vest more effectively in CXR, or to put CXR more fully in possession of, any of the Assets, or to better enable CXR to complete, perform or discharge any of the liabilities or obligations assumed by CXR at Closing pursuant to Section 1.8 hereof. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

   2.6 TERMINATION. If the Closing shall not have taken place on or before October 31, 2000, or such later date as shall be mutually agreed to in writing by CXR, MicroTel and T-Com, all of the rights and obligations of the parities hereunder this Agreement shall terminate, without liability to any other party. This provision does not apply if the failure to close results from a breach of this Agreement by either party, rather than the failure of a condition precedent to Closing to occur by such date.

3. REPRESENTATIONS AND WARRANTIES OF T-COM

   T-Com hereby represents and warrants to CXR and MicroTel, as of the date of hereof and as of the Closing Date, as follows:

   3.1 EXISTENCE. T-Com is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. T-Com is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the conduct of the Business by it requires it to be so qualified.

   3.2 POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. T-Com has the power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by T-Com have been duly authorized by all necessary action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by T-Com in accordance with the provisions hereof (the "T-Com Documents") will be, duly executed and delivered by T-Com, and this Agreement


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constitutes, and the T-Com Documents when executed and delivered will constitute, the legal, valid and binding obligations of T-Com, enforceable against T-Com in accordance with their respective terms.

     3.3 VALIDITY OF CONTEMPLATED TRANSACTIONS, ETC. The execution, delivery and performance of this Agreement by T-Com does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) any existing law, ordinance, or governmental rule or regulation to which T-Com is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to T-Com, (c) the articles of organization or limited liability company operating agreement of T-Com, (d) any mortgage, indenture, material agreement, contract, commitment, lease, plan, or other instrument, document or understanding, oral or written, to which T-Com is a party, by which T-Com may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of T-Com thereunder. Except as disclosed by T-Com and agreed to by CXR and MicroTel at or before Closing, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by T-Com.

     3.4 FINANCIAL STATEMENTS. T-Com has delivered to CXR true and complete copies of (a) the unaudited balance sheets of T-Com and the related statements of income, cash flow and changes in members' equity for the past three (3) fiscal years, and (b) and estimated balance sheet dated as of the August 31, 2000 (the "Estimated Balance Sheet") reflecting total net tangible assets (total assets less intangible assets, less current liabilities, less long term liabilities) of no less than one million dollars ($1,000,000) and an aggregate of all cash, returnable deposits and accounts receivable having an aging of not more than 90 days from the date of billing in the amount of Four Hundred and Ninety Thousand Dollars ($490,000) (collectively the "Financial Statements"). All of the Financial Statements have been prepared using the same accounting methods and practices consistently applied throughout the periods involved. Such Financial Statements, including the related notes, fairly represent the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of T-Com at the dates indicated and such statements of income, cash flow fairly present the results of operations, cash flow and changes in shareholders equity for the periods indicated. The Financial Statement contain all adjustments, which are solely of a normal recurring nature, necessary to present fairly the financial position for the period then ended.

     3.5 ABSENCE OF UNDISCLOSED LIABILITIES. T-Com has no liabilities or obligations with respect to the Business except those reflected on the Balance Sheet or incurred in the ordinary course of business since that date. For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty,


                                     -10-
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endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility relating to or incurred in connection with the operation of the Business. There have been no material changes in the operations of the Business since July 31, 2000.

     3.6 ACCOUNTS RECEIVABLES. The accounts receivable set forth on the Balance Sheet and the Estimated Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely our of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible within 90 days after billing at the full recorded amount thereof. T-Com has delivered to CXR and MicroTel a complete listing of all accounts receivable.

     3.7 LEASE TERMINATION. The Sublease Agreement, dated April 1, 1999, between T-Com as subtenant and Verbatim Corporation as tenant under the master lease with W.C. Garcia & Associates, a California corporation, as landlord, a copy of which is attached hereto as Exhibit M, terminates on December 31, 2000 by its own terms with no lease termination costs.

     3.8 LITIGATION. No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority, is pending or, to the best knowledge of T-Com, threatened against T-Com which relates to the Business, the Assets or the transactions contemplated by this Agreement, nor does T-Com know of any reasonably likely basis for any litigation, arbitration, investigation or proceeding, that if determined adversely to T-Com could be reasonable expected to materially adversely affect the Business, the Assets or the transactions contemplated hereby. T-Com is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority, which may adversely affect T-Com, the Assets or the transactions contemplated hereby.

     3.9 PRODUCT LIABILITY. T-Com is not subject to or aware of any product liability or similar claim for injury to person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by T-Com or alleged to have been made by T-Com, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of T-Com on or prior to the Closing Date, including without limitation any claim relating to any product delivered in connection with performance or services or any claim reasonably likely to be asserted with respect to any product delivered or service performed by T-Com prior to the Closing Date.


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4.  REPRESENTATIONS AND WARRANTIES OF CXR AND MICROTEL.

     CXR and MicroTel represent and warrant to T-Com, as of the date hereof and as of the Closing Date, as follows:

     4.1 CORPORATE EXISTENCE. Each of CXR and MicroTel are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation. Each of CXR and MicroTel is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business requires it to be so qualified.

     4.2 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Each of CXR and MicroTel has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by CXR and MicroTel have been duly authorized by all necessary corporate action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by CXR and MicroTel in accordance with the provisions hereof (the "CXR and MicroTel Documents") will be, duly executed and delivered by CXR and MicroTel, and this Agreement constitutes, and CXR and MicroTel Documents when executed and delivered will constitute, the legal, valid and binding obligations of CXR and MicroTel as applicable, enforceable against CXR and MicroTel in accordance with their respective terms, it being understood that, as of the date hereof, a sufficient number of shares of common stock are not available for issuance as of the date hereof for the conversion of the Preferred Shares and exercise of the Warrants.

5.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with negotiation, execution and performance of this Agreement shall survive the Closing for a period of one (1) years. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein.

6.  INDEMNIFICATION

     6.1 INDEMNIFICATION OBLIGATION OF T-COM. For one year after the Closing Date, T-Com will reimburse, indemnify and hold harmless CXR and MicroTel and their respective successors and assigns against and in respect of any and all actions, suits, claims, proceedings, investigations, demands, damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by CXR and MicroTel that result from, relate to or arise out of:

     (a) any material breach of the representations, warranties or covenants of T-Com contained in this Agreement or in a certificate, agreement or other instrument delivered by T-Com pursuant to this Agreement, or

     (b) any liabilities or obligations of T-Com other than those specifically assumed by CXR pursuant to this Agreement.

     6.2 INDEMNIFICATION OBLIGATION OF CXR AND MICROTEL. For one year after the Closing Date, CXR and MicroTel will jointly and severally reimburse, indemnify and hold harmless T-Com and its successors or assigns against and in respect of any and all actions, suits, claims, proceedings, investigations, demands, damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by T-Com that result from, relate to or arise out of:

     (a) any material breach of the representations, warranties or covenants of CXR or MicroTel contained in this Agreement or in a certificate, agreement or other instrument delivered by CXR or MicroTel pursuant to this Agreement, or

     (b) any liabilities or obligations of T-Com which have been assumed by CXR pursuant to this Agreement.

     6.3 METHOD OF ASSERTING CLAIMS, ETC. (a) In the event that any claim or demand for which a party or parties (the "Indemnifying Party") would be liable to another party or party (the "Indemnified Party") is asserted against or sought to be collected from the Indemnified Party by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The Indemnifying Party shall have thirty days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party, (i) whether or not they dispute their liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) notwithstanding any dispute, whether or not they desire, at their sole cost and expense, to defend the Indemnified Party against such claim or demand.

     In the event that the Indemnified Party notifies the Indemnified Party within the Notice Period that they desire to defend the Indemnified Party against such claim or demand then, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

     If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be contested by the Indemnifying Party, then that portion thereof as to which such defense is unsuccessful, shall be conclusively deemed to be a liability of the Indemnifying Party hereunder.

     If, in the reasonable opinion of the Indemnified Party, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the Indemnified Party, then the Indemnified Party shall have the right to participate in, but not control, the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnifying Party hereunder.

     (b) In the event an Indemnified Party should have a claim against the Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party.

     6.4 PAYMENT. (a) Upon the determination of liability under Section 6, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder.

     (b) MicroTel and CXR shall be entitled to set off against the Escrowed Shared held pursuant to the terms of the Escrow Agreement an amount equal to the indemnification obligation if it is determined that Microtel and CXR are entitled to indemnification. For the purposes of such payment, the Escrowed Shares shall be valued based upon the fair market value of the underlying common shares into which the Escrowed Shares would be convertible as of the date such indemnification is to be made.

     (c) T-Com shall be permitted, at its option, to satisfy any liability it may have under this Section 6 to MicroTel or CXR by delivering to CXR Preferred Shares acquired by T-Com pursuant to this Agreement, which Preferred Shares shall be valued for these purposes based upon the fair market value of the underlying common shares into which the Preferred Shares would be convertible as of the date such indemnification is to be made.

     6.5 LIMITATIONS. No claim for indemnification shall be made under this
Section 6 more than one year after the Closing Date. No claim for indemnification shall be made under this Section 6 until the total of all claims against the Indemnifying Party shall equal or exceed $50,000, and thereafter any such claim shall be only for the amount in excess of $50,000. The liability of any Indemnifying Party under this Section 6 shall not exceed the lesser of One Million Dollars ($1,000,000) or the value of all of the Preferred Shares as of the date that the claim is paid.

7.   CONDITIONS PRECEDENT TO THE CLOSING

     7.1 CONDITIONS OF OBLIGATIONS OF T-COM. The obligation of T-Com to effect the Asset Purchase is subject to the satisfaction on or before the Closing Date of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CXR and MicroTel set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

     (b) PERFORMANCE BY CXR AND MICROTEL. CXR and MicroTel shall each have performed and satisfied all agreements and conditions which it is respectively required by this Agreement to perform or satisfy prior to or on the Closing Date and shall have delivered all documents required to be delivered hereunder.

     (c) LITIGATION AFFECTING CLOSING. No court order shall have been issued or entered which would be violated by the completion of the transaction contemplated herein. No person who or which is not a party to this Agreement shall have commenced or threatened to commence any litigation seeking to restrain or prohibit, or to obtain substantial damages in connection with this Agreement or the transactions contemplated by this Agreement.

     (d) FORM AND CONTENT OF DOCUMENTS. The form and content of all documents, certificates and other instruments to be delivered by CXR and MicroTel shall be reasonably satisfactory to T-Com.

     (e) CONSENTS AND APPROVALS. Any required consent, approval, authorization or order required in connection with the sale of the Assets shall have been obtained or made and shall be in effect on the Closing Date.

     (f) CLOSING DOCUMENTS. CXR and MicroTel shall have executed and delivered the closing documents set forth in Section 2.2 hereof.

     (g) CERTIFICATE OF DESIGNATION. MicroTel shall have filed a Certificate of Designation with the Secretary of State of Delaware.

     (h) PURCHASE PRICE. CXR shall have delivered the Purchase Price as provided in Section 1.6 hereof.

     7.2 CONDITIONS OF OBLIGATIONS OF CXR AND MICROTEL. The obligation of CXR and MicroTel to effect the Asset Purchase is subject to the satisfaction on or before the Closing Date of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of T-Com set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

     (b) PERFORMANCE BY T-COM. T-Com shall have performed and satisfied with all agreements and conditions which it is required by this Agreement to perform or satisfy prior to or on the Closing Date, and shall have delivered all documents required to be delivered hereunder.

     (c) LITIGATION AFFECTING CLOSING. No court order shall have been issued or entered which would be violated by the completion of the transaction contemplated herein. No person who or which is not a party to this Agreement shall have commenced or threatened to commence any litigation seeking to restrain or prohibit, or to obtain substantial damages in connection with this Agreement or the transactions contemplated by this Agreement.

     (d) FORM AND CONTENT DOCUMENTS. The form and content of all documents, certificates and other instruments to be delivered by T-Com shall be reasonably satisfactory to CXR and MicroTel.

     (e) CONSENTS AND APPROVALS. Any required consent, approval, authorization or order required in connection with the sale of the Assets shall have been obtained or made and shall be in effect on the Closing Date.

     (f) CLOSING DOCUMENTS. T-Com shall have been executed and delivered the closing documents set forth in Section 2.2 hereof.

     (g) ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE STATEMENTS. T-Com shall have delivered to CXR and MicroTel not more than two (2) days before the Closing, complete and accurate statements as of such date of all accounts receivable and accounts payable, together with a certificate of an officer of T-Com attesting that said statements of accounts receivable and accounts payable are true and correct as of such date and containing an undertaking to notify CXR and MicroTel of any material changes occurring up to the Closing Date.

8.   POST CLOSING MATTERS

     8.1 HIRING OF T-COM'S EMPLOYEES. As of the Closing, CXR shall offer employment to, and T-Com shall use its best efforts to assist CXR in employing as new employees of CXR, eleven (11) persons presently engaged in the Business who are identified on Exhibit N attached hereto and made a part hereof (the "Employees"). T-Com shall terminate effective immediately prior to the Closing all employment arrangements and agreements it has with all of the Employees. CXR shall retain such Employees in the same manner as any other employees of CXR. During the Noncompete Period described below, neither T-Com nor its members or any affiliate will directly or indirectly hire or offer employment to any Employee who becomes an employee of XCR or MicroTel or any affiliate unless such company first terminates the employment of such employee.

     8.2 EMPLOYEE BENEFITS. All former T-Com Employees who are employed by CXR on or after the Closing Date shall be new employees of CXR and any prior employment by T-Com of such employees shall not affect entitlement to, or the amount of, salary or other cash compensation which CXR may make available to its employees. All employees who are employed by CXR shall no longer be considered employees or T-Com for any purposes.

     8.3 NONSOLICITATION. T-Com agrees that, for the period of two (2) years following the Closing Date (the "Noncompete Period"), neither T-Com nor its members or affiliates will (directly or indirectly) call on or solicit, or divert or take away from CXR or any affiliate the business of, or divulge to any competitor or potential competitor of CXR or any affiliate or other entity who or which at the Closing Date was, or at any time preceding the Closing Date had been a customer of the Business or whose identity is known to T-Com at the Closing Date as one whom CXR or any affiliate intends to solicit within the succeeding year. Nothing contained in this Section shall be deemed to limit or impair, or be limited or impaired by, the provisions otherwise appearing herein.

     8.4 PAYMENTS RECEIVED. T-Com and CXR each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts. From and after Closing, CXR shall have the right and authority to endorse without recourse the name of T-Com on any check or any other evidences or indebtedness received by CXR on account of the Business and the Assets transferred to CSR hereunder.

     8.5 AUTHORIZATION OF COMMON STOCK. T-Com acknowledges that MicroTel does not have a sufficient number of shares of common stock available for issuance for the conversion of the Preferred Shares and exercise of the Warrants. MicroTel will take all necessary corporate action to increase the number of authorized shares of MicroTel common stock within six (6) months of the Closing Date to ensure that a sufficient number of shares of its common stock will be duly authorized to be issued upon conversion as provided for herein of the Preferred Shares and exercise of the Warrants delivered to T-Com pursuant this Agreement.

     8.6 TRANSFER OF MICROTEL SHARES. Until such time as the common shares underlying the Preferred Shares are registered under the Securities Act of 1933, T-Com shall not transfer or sell the Preferred Shares or the common shares underlying the Preferred Shares (collectively the "Shares"), provided, however, that T-Com may transfer the Preferred Shares to members of T-Com, employees of T-Com and Imperial Bank (the "Permitted Transferees"), and provided further that T-Com shall obtain from such Permitted Transferee and deliver to MicroTel an Investor Representation Letter in the form attached hereto as Exhibit O. T-Com agrees that any sale of the Shares hereunder shall not be effective, and MicroTel shall be under no obligation to register any transfer of the Shares, unless and until such Investor Representation Letter is delivered to Microtel. T-Com shall be permitted to transfer the Warrants to Permitted Transferees.

     8.7  REGISTRATION.  MicroTel agrees that within the hundred and twenty
(120) days following the Closing Date it will, for and at MicroTel's cost, file a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 to cause the common stock issuable upon conversion of the Preferred Shares and exercise of the Warrants (the "Common Conversion Shares") to become registered thereunder for resale by T-Com or a Permitted Transferee (the "Registration Statement") and MicroTel agrees that it will use its best efforts to cause such Registration Statement to be declared effective. MicroTel also agrees to qualify the sale of all the Common Conversion Shares under state securities laws as may be required in connection with the sale of shares of common stock by T-Com.

     9.  MISCELLANEOUS

     9.1 USE OF NAME. From and after the Closing Date, T-Com will sign such consents and take such other action as CXR shall reasonably request in order to permit CXR to use the name "T-Com" and variants thereof. From and after the Closing Date, neither T-Com not its members or affiliates shall use the name "T-Com" or any names similar thereto or variants thereof, except for administrative purposes as necessary for the winding down of T-Com LLC and for the purposes of exercising its rights under this Agreement, and T-Com shall change the name of T-Com, LLC within two (2) years of Closing to a non-similar name.

     9.2 AMENDMENT. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto.

     9.3 EXTENSION; WAIVER. At any time prior to the Closing, the parties hereto may extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed of behalf of such party.

     9.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

     9.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     9.6 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any California state court or any federal court in the State of California in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

     9.7 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail, postage prepaid, as follows:

          If to T-Com, to:

             T-Com, LLC
             38 3rd Street, #303
             Los Altos, CA 94022
             Attention: Everett Bahre

          If to CXR or MicroTel to:

             MicroTel International, Inc.
             9485 E. Haven Avenue, Suite 100
             Rancho Cucamonga, CA 91730
             Attention: Carmine T. Oliva

             With a required copy to:

             Gallagher, Briody & Butler
             212 Carnegie Center, Suite 402
             Princeton, NJ 08540
             Attention: Thomas P. Gallagher

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth above.

                                       MICROTEL INTERNATIONAL, INC.

                                       By: /s/ Carmine T. Oliva
                                          ---------------------
                                          Carmine T. Oliva
                                          Chairman, President and CEO


                                       CXR TELCOM CORPORATION

                                       By: /s/ Carmine T. Oliva
                                          ---------------------
                                          Carmine T. Oliva
                                          Chairman and CEO


                                       T-COM, LLC

                                       By: /s/ Everett Bahre
                                          ---------------------
                                          Everett Bahre
                                          President

                               LIST OF EXHIBITS


Exhibit A:     Certificate of Designation

Exhibit B:     Form of Warrant Agreement

Exhibit C:     Escrow Agreement

Exhibit D:     Bill of Sale, Assignment and Assumption Agreement

Exhibit E:     Opinion of Counsel for MicroTel and CXR

Exhibit F:     Secretary's Certificate for MicroTel and CXR

Exhibit G:     Officer's Certificate for MicroTel and CXR

Exhibit H:     Settlement Agreement and Release between T-Com LLC and
               Imperial Bank

Exhibit I:     Form of Investor Representation Letter

Exhibit J:     Opinion of Counsel for T-Com

Exhibit K:     Managing Member's Certificate for T-Com

Exhibit L:     Officer's Certificate for T-Com

Exhibit M:     T-Com Lease Agreement

Exhibit N:     Employees

Exhibit O:     Form of Transferee Investor Representation Letter

                  [MICROTEL INTERNATIONAL INC. LETTERHEAD]



October 2, 2000


T-Com, LLC
38 3rd Street, #303
Los Altos, CA 94022

Attn: Everett Bahre


     RE:  ASSET PURCHASE OF T-COM, LLC BY CXR TELECOM
          CORPORATION (THE "TRANSACTION")


Dear Sirs:


     This letter is to confirm our agreement concerning the effective date for the above-referenced Transaction.

     Whereas, an agreement in principle and a valuation for the Transaction were executed by CXR Telcom Corporation ("CXR"), MicroTel International, Inc. ("MicroTel") and T-Com, LLC ("T-Com") on July 17, 2000 and July 26, 2000, respectively, and all agreed upon actions required of T-Com to posture itself in a business mode acceptable to CXR and MicroTel were made effective August 1, 2000; and

     Whereas, MicroTel, CXR and T-Com have each indicated that they are agreeable to making the effective date for the Transaction August 1, 2000 as that date had been originally anticipated as the closing date for the Transaction; and

     Whereas, MicroTel and CXR have conferred with their accountants and auditors, who, in light of the foregoing, have advised that they have no objection to making the effective date for the Transaction August 1, 2000.

     MicroTel, CXR and T-Com, for good and valuable consideration, receipt of which is hereby acknowledged, agree, notwithstanding anything to the contrary contained in the Asset Purchase Agreement relating to the Transaction, or any of the Exhibits thereto, that as between the parties for all purposes the Transaction shall be deemed to be effective as of August 1, 2000.



===============================================================================

        9485 E. Haven Ave Suite 100, Rancho Cucamonga CA. USA 91730
                Voice (909) 297-2699  FAX (909) 297-2644

Please indicate your agreement with the foregoing by signing and returning the enclosed copy of this letter.


                                          MICROTEL INTERNATIONAL, INC.

                                          By:   /s/  CARMINE T. OLIVA
                                              ----------------------------
                                                Carmine T. Oliva


                                          CXR TELCOM CORPORATION

                                          By:   /s/  CARMINE T. OLIVA
                                              ----------------------------
                                                Carmine T. Oliva





Agreed to:

T-Com, LLC

By:    /s/  EVERETT BAHRE
    --------------------------
       Everett Bahre